Exhibit 5.1

April 20, 2018

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Road, Suite 300

Scottsdale, AZ 85254

Re: Registration Statement on Form S-1 Filed by Nuverra Environmental Solutions, Inc.

Ladies and Gentlemen:

We have acted as counsel for Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a continuous or delayed basis, of up to 10,449,214 shares of the Company’s common stock, par value $0.01 (the “Common Stock”), by the selling stockholders identified in the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect the registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), and to which this opinion has been filed as an exhibit. The Common Stock was issued pursuant to the Amended Prepackaged Plans of Reorganization of the Company and certain of its material subsidiaries (together, and as amended, the “Plan”), as confirmed by an order approving the Plan (the “Order”) entered by the United States Bankruptcy Court for the District of Delaware on July 25, 2017. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement and the Company Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents as we have deemed necessary as a basis for the opinion expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinion expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinion, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

1.	The Second Amended and Restated Certificate of Incorporation of the Company;

2.	The Third Amended and Restated Bylaws of the Company;

3.	Certain resolutions adopted by the board of directors of the Company relating to the registration of the Common Stock Offering and related matters;

4.	A specimen certificate representing the Common Stock;

5.	The Plan;

6.	The Order; and

7.	Such other documents as we have considered necessary for the purposes of this opinion.

Items 1 through 7 above are collectively referred to in this letter as the “Company Documents”.

We have also assumed without verification (x) the legal capacity of all natural persons and (y) except to the extent expressly opined on herein and with respect to parties other than the Company, that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date of effectiveness of the Registration Statement unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws after that date.

This opinion is furnished pursuant to Item 601 of Regulation S-K and cannot be relied on for any other purpose.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP